EXHIBIT 10.6 - TECHNOLOGY LICENSE AGREEMENT WITH COLOR-SPEC TECHNOLOGIES, INC.


                          TECHNOLOGY LICENSE AGREEMENT
                          ----------------------------


     THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), effective as of the Effective Date of October 3, 2001, is entered into by and between Color-Spec Technologies, Inc., a Colorado Corporation having a principal place of business located at 3225 E. 2nd Avenue, Denver, CO 80206, ("Licensor") and Real Estate Opportunities, Inc., a Colorado Corporation having a principal place of business located at 3225 E. 2nd Avenue, Denver, CO 80206 ("Licensee"). RECITALS

     WHEREAS, Licensor owns certain patents, patent applications and know-how covering certain inventions, discoveries and information, developed by Licensor at Licensor's expense, relating to Licensor's hand-held color analyzer device having the capability to be expanded to analysis of various ranges of the electromagnetic spectrum (the "Device"); and

     WHEREAS, Licensee wishes to develop devices for analysis of various ranges of visible light, ultra-violet, and infra-red frequencies, and utilize the technology for development of biomedical analytical devices; and

     WHEREAS, Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, a right and license under the Licensed Subject Matter (as defined hereinafter below) to develop such a Device; and

     WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, a right and license under the Licensed Subject Matter to manufacture, offer for sale and sell the Device based on the licensed technology in the Licensed Field.

     NOW, THEREFORE, Licensor and Licensee agree as follows:

1.   DEFINITIONS
     -----------

As used in this Agreement, the following terms shall have the meanings indicated:

     1.1 "Licensed Field" shall mean the field of analysis of electromagnetic frequencies in the ranges for visible light, ultraviolet, and infra-red spectrums, andbiomedical applications of the Licensed Subject Matter for diagnostic analysis.

     1.2 "Licensed Subject Matter" shall mean the Intellectual Property Rights and the Technology Rights.

     1.3 Intellectual Property Rights" shall mean all rights owned or otherwise held by Licensor in, to or under patents and patent applications, whether domestic or foreign, and all divisions, continuations and continuations-in-part of any patent applications, and all patents which may issue from any patent applications, and all reissues, reexaminations and extensions of patents, relating to Licensor's Device, and which are set forth in Schedule A.

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     1.4  "Technology   Rights"   shall  mean  all  rights  owned  or  otherwise
          controlled  by  Licensor  in,  to  or  under  technical   information,
          know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to Licensor's Device which are not covered by Intellectual Property Rights, but which are necessary for the practice and full utilization of inventions at any time disclosed or claimed under the Intellectual Property Rights.

     1.5 "Technology" shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of each party's respective development, including all ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing.

     1.6 "Affiliate" shall mean (a) any entity controlled, controlling or under common control with, directly or indirectly, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party; or (b) any entity at least fifty percent (50%) of whose stock normally entitled to vote for election of directors is controlled, controlling or under common control with, directly or indirectly, a party, or, if such level exceeds that which is otherwise permissible in the country of residence of such entity, the maximum level permitted in such country.

     1.7 "Effective Date" shall mean the date of transfer by Licensee to Licensor of the Licensee's common stock, which is October 3, 2001.

     1.8 Rules of Construction. As used in this Agreement, all terms defined in the singular shall include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" and other words of similar import refer to this Agreement as a whole. The word "including" when used herein is intended to be exclusive and is not intended to mean "including, without limitation." The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement has been negotiated and drafted by the parties with assistance by counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

     1.9 "Territory" means the country or countries in which Intellectual Propert Rights are or become effective, and which are set forth in Schedule A.


2.   LICENSE
     -------

     2.1 Grant. Subject to the terms and conditions stated herein, Licensor hereby grants to Licensee an exclusive, royalty-bearing right and license for the Licensed Subject Matter in the Territory to manufacture, have manufactured, use, offer to sell, sell and import the Device in the Licensed Field, and grants the right to sublicense all or part of the Intellectual Property Rights.

     2.2 Ownership. Licensee acknowledges and agrees that Licensor is and shall remain the sole and exclusive owner of the Licensed Subject Matter.

     2.3 No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Licensor to Licensee in, to or under the Licensed Subject Matter.

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3.   Technology License Fee.
     -----------------------

     3.1 Equity in Licensee. In consideration for the rights and licenses granted hereunder subject to approval by the board of directors of Licensee, Licensee shall deliver to Licensor shares of its common stock as set forth in Schedule B.

     3.2 Royalty. For the life of this Agreement, Licensee shall pay to Licensor a royalty in the amount of $75.00 for every Device sold by Licensee which, absent the right and license granted by Licensor to Licensee under Section 2.1, would infringe Licensor's rights under the Licensed Subject Matter. In the event that Licensee places such Devices with end users at no cost, Licensee shall pay Licensor the same royalty as set forth herein.

     3.3 Adjustment of Royalties. A determination of invalidity of any claims of the patents that constitute the Intellectual Property Rights does not relieve Licensee from payment of royalties, nor provide any ground for refund of royalties already paid for the practice of any patent claims that have not been adjudicated to be invalid, or for the licensed use of Technology Rights relating to the Licensed Subject Matter. In the event of adjudication of invalidity of any patent claims, Licensee shall be entitled to an adjusted royalty that is reasonably related to the value of the Licensed Subject matter, which shall be negotiated by the parties.

     3.4 Document Delivery. Licensor shall make available existing documentation relating to design and manufacturing of the Devices. Licensor shall have no obligation to provide to Licensee any documents that do not already exist at Licensor's facility as of the Effective Date.

          3.4.1 Design Documents. Licensor shall make available documents relating to hardware and software for Licensor's Device, including without limitation the following documents: mechanical drawings, bill of materials, source code for all software related to the Device, and schematics.



          3.4.2 Manufacturing Documents. Licensor shall make available documents relating to the manufacture of Licensor's Device to the extent such documents exist, including without limitation: documents of materials, suppliers, all phases of manufacturing, and all manufacturing quality assurance test procedures related to Licensor's Device.



     3.5 Records, Reports and Payment of Royalties. During the term of this Agreement and for five (5) years thereafter, Licensee shall keep complete and accurate records of the sale of the Devices which, absent the right and license granted by Licensor to Licensee under Section 2.1, would infringe Licensor rights under the Licensed Subject Matter, in sufficient detail to enable the royalties payable to Licensor under
          Section 3.2 of this Agreement to be determined. Within sixty (60) days after the end of each fiscal quarter, which end on the last day of January, April, July and October, during which units using the technology licensed under this Agreement have been sold, Licensee shall furnish to Licensor a written report setting forth the number of such Devices sold in such just-ended fiscal quarter, together with royalties payable to Licensor pursuant to Section 3.2.

     3.6 Audit Rights. Licensee shall permit Licensor, or representatives of Licensor which are reasonably acceptable to Licensee, at Licensor's expense, to periodically examine Licensee's books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify reports furnished to Licensor pursuant to Section 3.5; provided that Licensor delivers to Licensee a written notice of Licensor's intention to conduct an inspection not less than ten (10) business days before the intended date of such inspection; and provided further that only one (1) such inspection may be conducted during any calendar six (6) month period. In the event that amounts due Licensor are determined to have been underpaid by an amount greater than ten percent (10%) of the amount actually due, Licensee shall pay the cost of such examination. Any royalty payment not paid on or before the date corresponding to forty five (45) days

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          after the end of the calendar quarter for which such royalties are due and payable hereunder shall accrue interest at a rate equal to one percent (1%) per calendar month or, if less, the maximum rate permitted under applicable law. Notwithstanding the above, each report delivered by Licensee to Licensor pursuant to Section 3.5, shall be deemed correct and accurate, and Licensor shall have no right to inspection records relating thereto, or otherwise challenge the accuracy of either such report or the records relating thereto, after the third anniversary of the date of delivery of such report to Licensor.

4.   DEVELOPMENT
     -----------

     4.1 Transfer of Technology. Licensee agrees that all information and descriptions of technology, including but not limited to, all ideas, inventions, discoveries, specifications, designs, know-how, notes, memoranda, documentation, test fixtures, calibration equipment, all copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing, developed by Licensee as a result of this Technology License Agreement shall be transferred by Licensee to Licensor. Licensor hereby grants to Licensee an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free right and license under intellectual property covering such information and technology to use and otherwise exploit such information and technology.

     4.2 Patent Marking. Licensee agrees to place appropriate patent markings on Device(s), pursuant to 35 U.S.C.287, that Device(s) are the subject of pending patent applications. Upon issuance of any patents, this notice shall be conformed accordingly.

     4.3  Ownership and Rights in Technology.

          4.3.1 Licensor shall own all right, title and interest in Technology developed, made or otherwise created solely by employees and consultants of Licensor. Subject to the terms set forth in section 4.4, Licensee shall own all right, title and interest in Technology developed, made or otherwise created solely by employees and consultants of Licensee that is not a result of this Technology License Agreement.



          4.3.2 All Technology shall be deemed to be Confidential Information of the party (or parties) whose employee(s) and consultant(s) developed, made or otherwise created such Technology and shall be subject to the restrictions set forth in Article 6 below.



     4.4 Use of Third Party Developers. Due to the confidential nature of the Licensed Subject Matter, in the event Licensee uses a third party developer or manufacturer, Licensee shall require such third party developer or manufacturer to execute confidentiality agreements in a form acceptable to Licensor. Licensee shall provide copies of all such confidentiality agreements to Licensor upon request.

     4.5 Regulatory Approvals and Testing. Licensee shall be responsible for obtaining necessary regulatory approvals and authorizations for the Device(s) to be developed as a result of this Technology License Agreement, and development of all test procedures. Licensee shall be responsible for developing all verification and validation protocols and performing, or have performed as appropriate, such verification and validation protocols to determine whether each unit using the technology licensed under this Agreement meets the specification requirements for such Devices.

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5.   REPRESENTATIONS, WARRANTIES AND COVENANTS
     -----------------------------------------

     5.1 Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenants that: (i) Licensor is the sole and exclusive owner of all right, title and interest in the Licensed Subject Matter; (ii) the Licensed Subject Matter is free and clear of any lien, encumbrance, security interest and restriction on license;
          (iii) Licensor has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in, to or under the Licensed Subject Matter, or any portion thereof, which is inconsistent with the rights and licenses granted to Licensee herein;
          (iv) to the best of Licensor' knowledge as of the Effective Date, the Licensed Subject Matter does not infringe any intellectual property right of any third party; (v) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Licensed Subject Matter; (vi) during the term of this Agreement, Licensor will not conduct any work for its own behalf or seek out ny services from any party which relates to development of the Device(s) for use in the Licensed Field, (vii) Licensor is a corporation, duly organized validly existing and in good standing under the laws of the State of Colorado; and (viii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor.

     5.2 Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants that: (i) during the term of this Agreement, Licensee will not conduct any work for its own behalf or seek out any services from any party which relates to development of the Device; (ii) Licensee is a corporation, duly organized validly existing and in good standing under the laws of the State of Colorado; and (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee.

     5.3 Effect of Representations, Warranties and Covenants. It is understood that if the representations and warranties made by a party under this
          Article 5 are not true and accurate, or if the covenants made by a party under this Article 5 are not upheld and complied with, and the other party incurs damages, liabilities, costs or other expenses as a result of such falsity or non- compliance, the party making such representations, warranties and covenants shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity or such non-compliance.

6.   CONFIDENTIAL INFORMATION
     ------------------------

     6.1 General. Licensee shall keep confidential the methods, processes and techniques and all information, knowledge, know-how, trade practices, and trade secrets divulged, disclosed, or in any way communicated by Licensor to Licensee pertaining to the Licensed Subject Matter. Licensee shall have the right, however, to communicate the same to its employees for the purpose of and to the extent necessary for practicing the Licensed Subject Matter as herein provided, but each employee to whom such information is communicated shall correspondingly be bound to secrecy.

     6.2 Nondisclosure. Licensor and Licensee each agree that all information contained in documents marked "confidential" which are received by one party from the other party, and all information indicated to be Confidential Information in Section 4.3 (collectively, "Confidential Information") shall be received in strict confidence, used only for the express purposes set forth in this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such Confidential Information: (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, or permitted successors or assigns, (iii) was lawfully disclosed to the recipient party by a third party having no bligation to the disclosing party, (iv) was already known by the recipient party at the time of disclosure, (v) was independently developed by the recipient without use of or access to such Confidential Information or (vi) is required to be disclosed to a government agency.

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     6.3  Protection of Confidential  Information.  Each party's  obligations of confidentiality, non-use and nondisclosure set forth in Section 6 shall be fulfilled by using at least the same degree of care with the other party's Confidential Information as it uses to protect its own confidential information. This obligation shall continue in full force and effect during the term of this Agreement and thereafter for a period of three (3) years.

7.   INFRINGEMENT BY THIRD PARTIES
     -----------------------------

     7.1 General. Licensee shall notify Licensor if it learns of any possible infringement by any third party of the Intellectual Property Rights. In the event that Licensor does not file suit against a substantial infringer of such patents or other rights granted herein within six
          (6) months after receipt of such notification from Licensee, Licensee shall have a right, but no obligation, to enforce any patent licensed hereunder on behalf of itself and Licensor. Licensor shall provide all reasonable assistance requested by Licensee in connection with any action aken by Licensee to enforce the Intellectual Property Rights consistent with its obligations pursuant to Section 7.2, including without limitation joining legal ction initiated by Licensee as a party. In the event that Licensee takes action to enforce the Intellectual Property Rights, Licensee shall retain for its own benefit all recoveries obtained from such action, after reimbursement of Licensor for its costs and expenses, if any, incurred. Such to the extent Licensor joins any legal action initiated by Licensee, Licensor and Licensee shall split equally all costs, expenses and recoveries.

     7.2 Cooperation. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit, at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

8.   INDEMNIFICATION
     ---------------

     8.1 General. Licensee shall hold harmless and indemnify Licensor, its officers, employees and agents from and against any claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives, except to the extent that any such claims, demands or causes of action arise as a result of Licensor's negligence or misconduct.

9.   TERM AND TERMINATION

     9.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of ten (10) years. This Agreement may be terminated without cause by mutual agreement of the parties at any time.

     9.2 Termination for Cause. Either party may, without penalty, terminate this Agreement, effective upon written notice to the other party in the event of one of the following events:

          9.2.1 The other party materially breaches this Agreement, and such breach remains uncured for thirty (30) days following written notice of breach by the non-breaching party, unless such breach is incurable, in which event termination shall be immediate upon receive of written notice;

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          9.2.2  To the extent  permitted by  applicable  law, a petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for
                 creditors,   or  a  receiver  is  appointed  for  all  or  a
                 substantial party of the party's assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days.

     9.3  Licenses.  Upon termination of this Agreement by Licensor  pursuant to
          Section 9.2, all rights and licenses granted herein by Licensor to Licensee under Licensed Subject Matter shall immediately terminate.

     9.4 Return of Confidential Information. Upon termination of this Agreement, or upon expiration of this Agreement, Licensee shall promptly return to Licensor any Confidential Information of Licensor received from Licensor prior to such termination, and Licensee shall be no longer be entitled to use any such Confidential Information for any purpose.

     9.5 Accrued Rights. Expiration or termination of this Agreement shall not release either party from any obligation theretofore accrued.

     9.6 Survival. Articles 5, 6, and 10, and Sections 9.3, 9.4, 9.5 and 9.6, of this Agreement shall survive expiration or termination of this Agreement for any reason.

10.  MISCELLANEOUS
     -------------

     10.1 Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the laws of the State of Colorado without reference to principles of conflicts of laws.

     10.2 Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party's noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state, and/or governmental agency.

     10.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

     10.4 Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.

     10.5 Independent Contractors. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Licensor and Licensee. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     10.6 Confidentiality of Agreement. Except as required by law, neither party to this Agreement shall disclose the contents or any term of this Agreement to any person or entity without the prior written consent of the non-disclosing party.

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     10.7 Assignment.  The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a party may transfer or assign its rights and obligations under this Agreement to a successor to all or more than fifty-percent of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

     10.8 No Use of Names. Neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party.

     10.9 Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as FedEx) at the address of each party below, or to such other address or as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

          If to Licensor: Color-Spec Technologies, Inc.

          Attn:  Chief Executive Officer
          Address:  3225 E. Second Avenue
                    Denver, CO  80206

          If to Licensee:  Real Estate Opportunities, Inc. d/b/a
          PocketSpec Technologies, Inc.
          Attn: Chief Executive Officer
          Address:  3225 E. Second Avenue
                    Denver, CO  80206

     10.10Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

     10.11Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

     10.12Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and includes the Real Estate Agreement incorporated by reference herein, and supersedes all prior discussions, agreements, and writings in respect hereto.

     10.13Counterparts.   This   Agreement  may  be  executed  in  two  or  more
          counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective duly authorized representatives.


COLOR-SPEC TECHNOLOGIES, INC.               REAL ESTATE
OPPORTUNITIES, INC.
("Licensor")                                                  ("Licensee")
By: /s/                                        By: /s/
    ----------------------------                   -----------------------------
Print:                                         Print:

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

                                   Schedule A

1. Patent Application Serial No. 09/854344 filed May 11, 2001, in the United States Patent and Trademark Office.

2. Patent Application Serial No. [to be assigned] filed October 4, 2001, in the United States Patent and Trademark Office.

3. Patent Application Serial No. [to be assigned] filed October 4, 2001, in the United States Patent and Trademark Office.

4. Patent Application Serial No. [to be assigned] filed October 4, 2001, in the United States Patent and Trademark Office.

Schedule B

Licensee shall deliver to Licensor 700,000 shares of its common stock with Rule 144 Restrictions.

                                       10